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                                                                     Exhibit (i)


                           [ROPES & GRAY LETTERHEAD]

October 30, 2002




Liberty Funds Trust V
One Financial Center
Boston, MA 02111

Re:  Liberty Funds Trust V (the "Trust")
     (File Nos. 33-12109 & 811-5030)

Ladies and Gentlemen:

You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest ("Shares") of the funds listed on Schedule A hereto (the "Funds"), each a series of the Trust.

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust's Agreement and Declaration of Trust and amendments thereto on file at the office of the Secretary of the Commonwealth of Massachusetts (collectively, the "Agreement and Declaration of Trust") and the Trust's By-Laws, as amended. We have also examined such other documents as we deem necessary for the purpose of this opinion.

We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

Based on the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of the Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides
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ROPES & GRAY

Liberty Funds Trust V                - 2 -                      October 30, 2002


that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of shares of which he or she is or was a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series of which he or she is or was a shareholder would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A relating to such offering and sale.


Very truly yours,


Ropes & Gray
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                                                                      SCHEDULE A

Liberty Large Company Index Fund
Liberty Small Company Index Fund
Liberty U.S. Treasury Index Fund
Liberty Intermediate Tax Exempt Bond Fund
Liberty Connecticut Intermediate Municipal Bond Fund
Liberty Florida Intermediate Municipal Bond Fund
Liberty Massachusetts Intermediate Municipal Bond Fund
Liberty New Jersey Intermediate Municipal Bond Fund
Liberty New York Intermediate Municipal Bond Fund
Liberty Pennsylvania Intermediate Municipal Bond Fund
Liberty Rhode Island Intermediate Municipal Bond Fund